Exhibit 99.1

Contact: Charles M. Fleischman President Digene Corporation (301) 944-7000 www.digene.com

Financial Dynamics Investors: Lauren Levine/Lanie Fladell Media: Sean Leous (212) 850-5600

DIGENE REPORTS RECORD REVENUES AND NET EARNINGS FOR FIRST
QUARTER FISCAL 2004
- Revenues Up 55% to $19.6 Million; Net Income Reaches $0.7 Million or $0.03 per Diluted
Share -

GAITHERSBURG, MARYLAND, November 6, 2003 – Digene Corporation (Nasdaq: DIGE) today reported financial results for the fiscal 2004 first quarter ended September 30, 2003.

Total revenues for the first quarter increased 55% to $19.6 million, compared to $12.6 million for the fiscal 2003 first quarter. Worldwide HPV testing revenues grew 66% to $16.5 million from $9.9 million in last year’s comparable quarter. Gross margin on product sales rose to 83% from 74% in the same quarter last year. Net income for the quarter was $0.7 million, or $0.03 per diluted share, compared to net loss of $2.6 million, or $0.14 per diluted share in the fiscal 2003 first quarter.

In the United States our overall business increased by 55% to approximately $15 million with HPV testing revenue increasing 61% to over $13 million, compared to $8 million in the first quarter of fiscal 2003.

Evan Jones, Chairman and Chief Executive Officer, Digene Corporation, stated, “Digene achieved record revenue and net income in the first quarter of fiscal 2004. In addition to our solid financial results, we officially launched the DNAwithPap™ Test during the quarter. During our first full quarter of commercializing this important new indication for our HPV test, we achieved a number of important milestones. The American College of Obstetricians and Gynecologists and the Association of Reproduction Health Professionals issued practice guidelines recommending the use of high-risk HPV testing, in conjunction with the Pap test for women age 30 and older. Following our success in establishing clinical practice guidelines, we are making excellent progress with our reimbursement efforts. In September we announced that Aetna, one of the largest private payors in the U.S., now covers the DNAwithPap Test, and in November both Cigna and Anthem Blue Cross Blue Shield announced coverage of the DNAwithPap Test. With these announcements, the DNAwithPap Test is now a covered benefit for more than 75 million covered lives across the U.S.”

Mr. Jones continued, “Major laboratories across the U.S. are embracing the DNAwithPap Test. In August Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) began offering the test to clients. LabCorp is one of the largest clinical laboratories in the world and is a powerful force in the cervical cancer screening market. In September the Cleveland Clinic, a leading academic medical center and one of our HPV Center of Excellence institutions, also began offering the DNAwithPap Test.”

Mr. Jones added, “During August and September our newly established physician education team visited more than 7,500 practicing Ob/Gyn physicians, and the reception among clinicians for the DNAwithPap Test has been encouraging.”

DIGENE OUTLOOK:
 The following forward-looking information is being provided as a convenience to investors. The projections herein are based upon numerous assumptions, many of which Digene cannot control and which may not develop as Digene expects. Consequently, actual results may differ materially from the guidance and objectives described herein. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV Tests. Please refer to the disclosure notice below.

For the fiscal 2004 second quarter ending December 31, 2003, the Company expects total revenues to be in the range of $20 million to $22 million with gross margins of approximately 80%. Fiscal 2004 second quarter profit is projected to be between $0.9 million and $1.5 million, or $0.04 and $0.07 per share, respectively, based on a diluted share count of 21 million shares.

For the fiscal year ending June 30, 2004, Digene expects total revenues to be in the range of $90 million to $95 million with gross margins of approximately 80%. Pre-tax profit for the fiscal year ending June 30, 2004 is projected to be between $6.5 million and $7.5 million, or $0.31 and $0.36 per share, respectively, based on a diluted share count of 21 million shares. Digene expects fiscal 2004 total HPV Test revenue to range between $76 million and $83 million, of which approximately $61 million to $67 million will come from the U.S.

Total operating expenses for fiscal 2004 are projected to be between $64 million and $72 million, with Research and Development spending representing between $10 million and $12 million, General and Administrative expenses between $18 million and $20 million, and Sales and Marketing expenses between $36 million and $40 million.

For the full year of fiscal 2005 Digene expects total revenue growth of at least 40% above fiscal 2004 levels with a full year pre-tax profit of at least $15 million.

Mr. Jones concluded, “The growing body of support for HPV testing worldwide together with progress we have made building our global sales infrastructure and commercializing the DNAwithPap Test in the U.S. have set the stage for global adoption of the DNAwithPap Test. Building on this momentum, we continue to execute our strategy to grow our business and raise awareness worldwide of the DNAwithPap Test as a new paradigm in the prevention and detection of cervical cancer.”

Digene management will host a conference call to discuss results of the fiscal 2004 first quarter on November 6, 2003 at 10:30 am (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through November 12, 2003, and may be accessed by dialing (706) 645-9291 (access code: 3583958).

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, Maryland, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases. Digene’s primary focus is in women’s cancers and infectious diseases where the Company’s lead product is the only FDA approved test for human papillomavirus, or HPV, which studies show is the cause of greater than 99% of cervical cancer cases. The Digene hc2 High-Risk HPV DNA Test is approved in the U.S. for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women age 30 and older and as a follow-up to an abnormal Pap test result. The Company’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, and tests for blood viruses. Please visit our website at: www.digene.com. For more information on HPV testing, please visit: www.thehpvtest.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, uncertainty of market acceptance of our products by the worldwide medical community, our ability to scale up our manufacturing to the extent product sales increase, dependence on third-party reimbursement from government entities, managed care organizations and private insurance plans, risk that other companies may develop and market HPV tests competitive with our own, uncertainty regarding patents and proprietary rights in connection with our products and products in development, uncertainty as to ongoing litigation, our limited sales and marketing experience, the extent of future expenditures for sales and marketing programs, uncertainty of clinical trial results for our products in development, delay in or failure to obtain regulatory approvals for our products in development, uncertainty of future profitability and cash generation from operations, our ability, if necessary, to obtain requisite additional financing to fund our operations beyond fiscal year 2004, risks inherent in international transactions, including those relating to our expansion in Europe and elsewhere , as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

- TABLES FOLLOW -

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except net income (loss) per share and shares)
(unaudited)

	Three Months Ended
	September 30,

	2003	2002

Revenues:
Product sales	$19,492	$12,397
Other	126	220

Total revenues	19,618	12,617

Costs and expenses:
Cost of product sales	3,386	3,175
Research and development	2,855	2,041
Selling and marketing	8,412	6,036
General and administrative	4,169	4,085

Income (loss) from operations	796	(2,720)

Other income (expense):
Interest income	90	179
Interest expense	(61)	(67)
Other income (expense)	(18)	56

Income (loss) before income taxes	807	(2,552)

Provision for income taxes	152	72

Net income (loss)	$655	$(2,624)

Basic net income (loss) per share	$0.04	$(0.14)

Diluted net income (loss) per share	$0.03	$(0.14)

Weighted average shares outstanding Basic	18,448,249	18,115,585

Diluted	20,262,654	18,115,585

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30,	June 30,
	2003	2003

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,185	$7,883
Short-term investments	21,609	26,409
Total current assets	59,253	53,900
Total assets	68,618	63,375
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$16,373	$17,780
Long-term liabilities	2,239	2,589
Total stockholders’ equity	50,006	43,006

Total liabilities and stockholders’ equity	$68,618	$63,375

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